     As filed with the Securities and Exchange Commission on December 20, 2000


                                                      Registration No. 333-35626
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                                AMENDMENT NO. 6


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER

                              --------------------
                           THE SECURITIES ACT OF 1933

                              LOG ON AMERICA, INC.
                         (Name of Issuer in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)


            (Primary Standard Industrial Classification Code Number)

                                   05-0496586
                      (I.R.S. Employee Identification No.)
                              --------------------

                          One Cookson Place, 6th Floor
                         Providence, Rhode Island 02903
                                 (401) 459-6298
          (Address and telephone number of principal executive offices and principal place of business)
                              --------------------

                            David R. Paolo, President
                              Log On America, Inc.
                          One Cookson Place, 6th Floor
                         Providence, Rhode Island 02903
                                 (401) 459-6298
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                               Gary W. Mair, Esq.
                       Silverman, Collura & Chernis, P.C.
                        381 Park Avenue South, Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

         Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                                                        CALCULATION OF REGISTRATION FEE

=====================================  =================  ===================  ===================  =================
                                                          Proposed Maximum     Proposed Maximum     Amount of
                                                          Offering Price Per   Aggregate Offering   Registration Fee
Title of Each Class of                 Amount to be       Share                Price                (2)
Securities to be Registered            Registered(1)
=====================================  =================  ===================  ===================  =================

Common Stock                                668,333              $3.19             $2,131,982            $592.69
=====================================  =================   ==================  ===================  =================

TOTAL                                       668,333                                $2,131,982            $592.69
=====================================  =================   ==================  ===================  =================


(1) For the purpose of estimating the number of shares of common stock to be included in this registration statement, the registrant included: (i) 468,333 shares of common stock; and (ii) up to 200,000 shares of common stock issuable upon exercise of warrants issued by the registrant pursuant to a Representative's Warrant Agreement. Pursuant to rule 416 of the Securities Act, this registration statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, based on the average of the high and low prices of Log On America, Inc., common stock as reported on the Nasdaq National Market on August 18, 2000.

         The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              LOG ON AMERICA, INC.

           Our selling stockholders, or their transferees, pledgees, donees or successors are selling up to 668,333 shares of Log On America, Inc., common stock. The shares of our common stock consist of: (i) 468,333 shares of common stock; and (ii) 200,000 shares of common stock issuable upon exercise of warrants issued by the registrant pursuant to a Representative's Warrant Agreement.

           We are not selling any of the shares of our common stock under this prospectus and we will not receive any of the proceeds from the sales by the selling stockholders of the shares. We will however receive proceeds from the exercise of the warrants under this prospectus.


          The selling stockholders may sell the shares of our common stock they are offering in a number of different ways and at varying prices. We provide more information about the selling stockholders and how they may sell their shares in the section titled, "Plan of Distribution."

--------------------------------------------------------------------------------

         Please see the risk factors beginning on page 8 to read about certain factors you should consider before buying shares of our common stock.

--------------------------------------------------------------------------------

           Our common stock is listed on the Nasdaq National Market under the symbol, LOAX. On August 18, 2000, the closing sale price of a share of our common stock, as reported on the Nasdaq National Market, was $3.19.

           The mailing address of our principal executive offices is One Cookson Place, 6th Floor Providence, Rhode Island 02903, and the telephone number is
(401) 459-6298.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is _______, __, 2000

                Where you can find more information about Log On

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available at the Commission's web site, http://www.sec.gov.

                               Prospectus Summary

         Because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to Log On American, Inc., and not to the selling stockholders.

                              Log On America, Inc.




Overview

         Log On America, Inc., has established a model of service delivery for broadband value-added services effectively functioning as a solutions local exchange carrier. We have determined that the traditional competitive local exchange carrier or direct local exchange carrier service delivery models do not adequately serve a large portion of the growing communications marketplace. We also recognize that traditional communications products do not fulfill the competitive business requirements of many of the economy's fastest growing business segments. Some of these segments have not been addressed nor identified by the existing service providers. Two of the market segments which will be addressed by our highly leveraged, fully integrated end-to-end solutions based business and management model are our small office/home office market and the business solutions market.

         We will address these two underserved markets with the existing switch-based co-location broadband infrastructure, delivering high-speed & direct service line services. By expanding into the business solutions market with additional core broadband infrastructure we will extend our reach into markets outside the limitations of the co-location facilities. This will allow us to provide broadband access to the desktop at speeds of 10 megabytes per second with native internal protocol access. This will also allow us to utilize multiple access technologies to aggregate customer access from office buildings and multiple dwelling units, over long distances. We will leverage partnerships with content and application service providers to enhance the package of services, which can be delivered as bundled solutions to both the small office/home office and business solutions markets.

         Using this model, we will begin to reduce our high EBITDA losses at an accelerated pace, establish incumbency in the commercial/business solutions small office/home office markets, precisely build-out our infrastructure, strategically utilize capital and operations funding, and position ourselves as the smart solutions-based delivery provider.

         As a facilities-based communications solutions provider, we have competitive local exchange carrier certification in Rhode Island, Massachusetts, Maine, Connecticut, Vermont, New Hampshire, New York, Washington, D.C. and Pennsylvania. We have completed the build out of 19 central offices and Nortel has agreed to provide certain equipment and services to make our offices fully operational. Once fully operational, we will begin to move our existing customer traffic over to our own switch, which will lead to increased control over service quality, the ability to offer enhanced high-speed offerings and greater per line profitability. We plan to continue building additional aggregation centers utilizing our smart build model strategy. This build out strategy will give us the ability to offer expanded bundled services to our existing customer base, broaden the geographic reach of our Nortel-powered integrated communications network, enhance our product portfolio and substantially boost bandwidth availability for our customers.


Corporate History

         Log On America, Inc., a Rhode Island corporation, was formed in 1992 to provide online Internet and related services. This company is our predecessor. In 1997, the Rhode Island corporation sold 100% of its assets to System 4, Inc., a Delaware corporation and a wholly owned subsidiary of Global Telemedia International, Inc., a Delaware corporation, and agreed to change its name to Tekcom Inc. Tekcom remained a Rhode Island corporation with no operations. At the time of the acquisition, Global Telemedia was engaged in the marketing of telecommunications services. In consideration of the sale, Global Telemedia agreed to assume all of the Rhode Island corporation's outstanding liabilities and to pay the Rhode Island corporation's shareholders, on the third anniversary date of the purchase, 20% of the value of all of the Rhode Island corporation's business as of that date. After the transfer of assets and liabilities to System 4, Inc., System 4 changed its name to Log On America, Inc.

         Wan Secure, Inc. was organized in Delaware in January 1998 to purchase 100% of the successor to System 4's outstanding capital from Global Telemedia. As a result, we became a wholly owned subsidiary of Wan Secure. In September 1998, Wan Secure merged with Log On America, Inc., the successor to System 4. As a result of this merger, Wan Secure was the survivor. Simultaneously with the merger, Wan Secure, a Delaware corporation, changed its name to Log On America, Inc.

         In and around February 1998, 100% of the shareholders of Tekcom. Inc., formerly the Rhode Island corporation, agreed to surrender and release their rights and claims to 20% of the value of the Delaware Log On America's business as of the third anniversary date of the Global Telemedia's purchase. As consideration for this surrender and release, Tekcom shareholders received an aggregate of 795,130 shares of the Delaware Log On America's common stock.



Legal Proceedings.




         In February 2000 we sold 15,000 shares of Series A Redeemable Convertible Preferred Stock (The "Preferred Shares") and issued 594,204 common stock purchase warrants (the "Warrants") for an aggregate consideration of $15,000,000. The proceeds of the Preferred Shares have been allocated between the Warrants ($7,500,000 in Additional Paid-in Capital) and the Preferred Shares based on the estimate of the fair value of these instruments at the time of the transaction.

         The Preferred Shares have a maturity date of February 23, 2003, at a conversion price of $1,000 per share plus accumulated and unpaid additional amounts, which accrue at a rate of 8% per annum and are treated as dividends. Because the fair value of the Preferred Shares was less than the conversion price at issuance, periodic accretions from stockholders' equity are made so that the carrying amount equals the conversion price. Accretions amounted to $1,513,699 as of September 30, 2000.

         On August 18, 2000, we commenced an action against Promethean Asset Management LLC, HFTP Investment LLC, Fisher Capital LTD, Wingate Capital, LTD, Citadel Limited Partnership and Marshall Capital Management, Inc. ("Defendants"), in the United States District Court for the Southern District of New York, Case No. 00 Civ. 6218 (RUB) (MHD). In the action, we allege that the holders of our Preferred Shares and certain of their affiliates engaged in a scheme to manipulate and intentionally drive down the trading price of our common stock.

         Our complaint asserts that the Defendants actions constitute:

         o violation of federal securities laws, including, but not limited to, insider trading, stock manipulation through cross sales and massive short sales of our common stock and short swing profits,

         o    breach of contract,

         o    fraud, and

         o    breach of the covenant of good faith and fair dealing.

         Our complaint seeks injunctive relief, rescission, compensatory damages and punitive damages. We are also seeking a declaration that we are relieved of our obligations to the holders of our Preferred Shares by reason of fraud, illegality and manipulative conduct.

         Following the commencement of the action against the holders of our Preferred Shares we announced that we will not honor requests for conversions, and the holders of the Preferred Shares requested redemption of their respective Preferred Shares. The holders asserted that they are entitled to redemption of their Preferred Shares under our Certificate of Designations, Preferences and Rights of Preferred Shares by reason of the our announcement that we will not honor conversion requests and of the failure by us to have our shares of common stock underlying the Preferred Shares and their related warrants registered under Securities Act of 1933. We have refused to honor the redemption requests upon the basis set forth in our action against the holders of the Preferred Shares. Holders of fifty percent of the Preferred Shares have requested an aggregate redemption amount of $10.8 million. The holder of the other fifty percent has not specified a redemption amount.

         The Defendants have filed a motion to dismiss our complaint, which is presently pending before the court.

         On September 19, 2000, Belenos, Inc., a Delaware corporation, filed suit against us alleging that certain sums are due to it for work performed and equipment provided to us. The suit was filed in the Superior Court of Suffolk County, Commonwealth of Massachusetts (Ca 00-4177 (F).

         This controversy arises from certain work performed or to be performed, and equipment provided or to be provided in the build-out of our network. The vendor, Belenos, Inc., has been either unwilling or unable to provide detailed invoices for the work performed and has failed to satisfactorily address our concerns as to the quality of work performed. We refused to make payment as invoiced by Belenos, Inc., until our concerns have been satisfactorily addressed. Belenos filed a suit against us seeking payment on the above mentioned invoices in the approximate amount of $1,200,000, and unspecified money damages in connection with an alleged breach of contract by us with Belenos.

                                  Risk Factors

         You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock. This prospectus contains forward-looking statements which can be identified by the use of words such as "intend," "anticipate," "believe," "estimate," "project," or "expect" or other similar statements. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. When considering these statements, you should keep in mind the risk factors described below and other cautionary statements in this prospectus. The risk factors described below and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

We have incurred net losses since our inception and anticipate continuing losses.


         To date, we have had limited revenues and have not shown a profit in our operations. For the nine months ended September 30, 2000, we had a net loss of $15,885,790. Although we intend to expand our marketing of products and services, we may not be able to achieve these objectives or, if these objectives are achieved, we may never be profitable. If profitability is achieved, we may not be able to sustain it. We cannot predict when, or if, profitability might be achieved.



We have a short operating history upon which you can judge our prospects.

      We commenced our business in 1992 but did not produce significant revenues until 1996, therefore, we have a limited operating history upon which you can evaluate our business and prospects. Our historical data is of limited value in projecting future operating results. You must consider our business in light of the risks, expenses and problems frequently encountered by companies with limited operating histories.

We require substantial funds and may need to raise additional capital in the future.




         We plan to realign our business plan to effectively meet the increasingly challenging competitive local exchange carrier environment. We plan to optimize the assets that we have deployed and limit future capital expenditures to a success based smart build strategy. This will lower our overall capital expenditure requirements and allow us to direct resources to high EBITDA opportunities. In addition, we plan to reduce our overall EBITDA loss by implementing various cost reduction programs which include a reduction of staff headcount, a consolidation of certain redundant offices, and a consolidation of certain network infrastructure. These programs will be completed in the fourth quarter of this year and the first quarter next year.

         With the implementation and completion of our various cost reduction programs, we believe that the existing capital resources will be sufficient to fund our expansion and operating deficits through 2001. If we are unsuccessful in implementing these cost reductions or additional unanticipated costs are incurred, we may not have sufficient funds to continue as a going concern through December 31, 2001. As a result, we may decide to seek additional capital earlier than the end of 2001, the timing of which will depend upon, among other things, market conditions and terms which are acceptable to us. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of, among other things, the demand for our services and regulatory, technological and competitive developments, including additional market developments and new opportunities, in our industry. We may also need additional financing if:

         o We alter the schedule, targets or scope of the network rollout plan;

         o    Our plans or projections change or prove to be inaccurate; or

         o    We acquire other companies or businesses.

         We may obtain additional financing through commercial bank borrowings, equipment financing or the private or public sale of equity or debt securities. We may be unsuccessful in raising suffcient additional capital. In particular, we may be unable to raise additional capital on terms that we consider acceptable, that are within the limitations contained in our financing agreements and that will not impair our ability to develop its business. If we fail to raise sufficient funds, we may need to modify, delay or abandon some of the planned future expansion or expenditures, which could have a material adverse effect on the business, prospects, financial condition and results of operations.

Log On America is involved in legal proceedings which could adversely affect its financial condition.


      Log On America commenced legal proceedings against the holders of its series A convertible preferred stock and certain of the holders' affiliates. We also announced that we will neither honor requests for conversion of the preferred stock nor register the common stock issuable upon the conversion of the preferred stock. In response, the holders of the preferred stock demanded that the company redeem the preferred stock.



      The holders asserted that they are entitled to redemption of their preferred shares under our Certificate of Designations, Preferences and Rights of Series A Preferred Stock by reason of the our announcement that we will not honor conversion requests and of the failure by us to have our shares of common stock underlying the preferred shares and their related warrants registered under Securities Act of 1933. We have refused to honor the redemption requests upon the basis set forth in our action against the preferred holders. Holders of fifty percent of the preferred stock have requested an aggregate redemption amount of $10.8 million. The holder of the other fifty percent has not specified a redemption amount.


      If the holders of the preferred stock are successful in defending the pending actions, the holders could convert the preferred stock into common stock or compel us to redeem the preferred stock. If the holders of the preferred stock were to convert the preferred stock into common stock and sell such shares of common stock into the market, such sales could have a negative effect on the market price of our common stock and will dilute your holdings in our common stock. Dilution or the potential for dilution could also materially impair our ability to raise capital through the future sale of equity securities and have a material adverse effect on our financial condition. Moreover, we may not be in a position to redeem the preferred stock and could be subject to substantial and additional penalties for failing to do so.


We recently entered into an additional agreement with Nortel to settle various claims arising out of certain services rendered by Nortel.

         In February 2000, we entered into a Senior Secured Credit Agreement with Nortel Networks, Inc. Under the Credit Agreement, Nortel committed to an initial advance of up to $30,000,000 and a second advance of up to an additional $15,000,000 to finance the purchase, by December 31, 2001, of up to $47,000,000 of equipment and services from Nortel. Under the Credit Agreement, we will begin repayment of the facility over a five-year period upon completion of the purchases from Nortel. We have granted a security interest in substantially all of our assets under the Credit Agreement. The Credit Agreement has certain restrictive financial covenants. Such covenants include minimum EBITDA and annualized EBITDA with respect to financial ratios. At September 30, 2000, we were substantially not in compliance with such covenants but have obtained the necessary waivers from Nortel effective September 30, 2000 through March 1, 2001.

         On November 20, 2000, we entered into an additional agreement with Nortel. This agreement provides for a one-time cash payment of $3,500,000 by Nortel to us. The agreement also provides for a $1,200,000 credit for products and services which will assist in getting our existing network fully operational. In addition, Nortel will provide a one-time reduction of $5,000,000 against the current amount drawn against the Credit Agreement.

         As of September 30, 2000 Nortel has advanced us $9,211,640.


We may issue additional shares which would reduce your ownership percentage and dilute the value of your shares.

Certain events over which you have no control over could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in us. We may issue additional shares of common stock or preferred stock to raise additional capital or finance acquisitions or upon the exercise or conversion of outstanding options and warrants. As of December 4, 2000, excluding those warrants held by our selling stockholders, there were outstanding warrants and options to acquire 3,353,871 additional shares of common stock. If exercised, these securities will reduce your percentage ownership of common stock and could dilute the value of your shares. A significant number of our outstanding shares of common stock will also be immediately tradeable without restriction under the Securities Act. "Affiliates," as defined in the Securities Act, must always sell their shares in accordance with the terms, including volume limitations, of Rule 144 under the Securities Act.


We are dependent upon the continued growth in the use of the Internet.

      Our future operating results are highly dependent upon the increased use of the Internet by consumers for information, publication, distribution and commerce. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, access, and quality of service, remain unresolved and may impact the growth of Internet use. If widespread commercial use of the Internet does not develop, our business, results of operations and financial condition will be negatively affected.

We depend on the continued development and reliability of Internet infrastructure.

      We depend on the reliability, speed, data capacity, ease of use, accessibility and security of the Internet as well as its continued development and acceptance for commercial use. The success of our services and products depend, in large part, upon the further development of an infrastructure for providing Internet access and services. The Internet has experienced, and it is expected to continue to experience, significant growth in the number of users. The Internet infrastructure may not be able to support the demands placed on it by this continued growth in use. The Internet could also lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, or due to increased governmental regulation. The infrastructure or complementary services necessary to make the Internet a viable commercial marketplace may not develop, or the Internet may not become a viable commercial marketplace for services and products such as the services that we currently offer. If this happens, our business, results of operations and financial condition will be negatively affected.

We depend on our computer infrastructures and will be adversely affected by any failure or damage to our systems.

      Substantially all of our communications and computer hardware is located at our offices in Providence, Rhode Island. Our system is vulnerable to damage from fire, flood, earthquakes, power loss, telecommunications failures, break-ins and similar events. Moreover, we do not presently have a disaster recovery plan, carry any business interruption insurance or have any secondary "off-site" systems or a formal disaster recovery plan. A system failure at our present location would have a major adverse affect on the performance of our services.

Our services are susceptible to disruptive problems.

      Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to users of our services and products. Any of these risks could have a negative effect on our business, results of operations and financial condition.

We may be held liable for online content provided by third parties.

      Materials may be downloaded and distributed to others by the on-line or Internet services offered by us or the Internet service providers with which we have a relationship. If this happens, claims may be made against us for defamation, negligence, copyright or trademark infringement, or some other reason. These claims or the imposition of liability may have a negative effect on our business, results of operations and financial condition.

Internet security concerns could hinder e-commerce and the demand for our products and services.

      A significant barrier to e-commerce and communications over the Internet has been the need for the secure transmission of confidential information. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by breaches. Internet usage and the demand for our services could decline if any well-publicized compromise of security occurs. Although we are not aware of any attempts by programmers or "hackers" to penetrate our network security, these actions could occur in the future. A party who is able to penetrate our network security could misuse our users' personal information or credit card information and users might sue us or bring claims against us. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability. Our business, results of operations, and financial condition could be negatively effected if contractual provisions attempting to limit our liability in these areas are not successful or enforceable, or if other parties do not accept these contractual provisions as part of our agreements with them.

We need to manage our growth effectively.

      Our growth has placed, and will continue to place, a significant strain on our managerial, operational and financial resources. We need to:

o improve our financial and management controls, reporting systems and procedures;

o expand, train and manage our work force for marketing, sales and support, product development, site design, and network and equipment repair and maintenance; and

o manage multiple relationships with various customers, strategic partners and other third parties.


If we do not continually upgrade technology, we may not be able to compete in our industry.

      We will need to continually expand and upgrade our infrastructure and systems and ensure high levels of service, speedy operation, and reliability. In addition, we will have to improve our methods for measuring the performance and commercial success of our different products to better respond to customers' demands for information on product effectiveness and to better determine which products and services can be developed most profitably. Our current and planned personnel, financial and operating procedures and controls may not be adequate to support our future operations. If we are unable to manage our growth effectively, our business will be negatively effected.

If we do not effectively develop our early stage products and technology, our business may be negatively effected.

      The Internet market is characterized by rapidly changing technology, evolving industry standards, frequently introduced new services, products and enhancements, as well as changing customer demands. Many of our products and service applications are in the early stages of development and/or marketing, including the products and services we will offer as a competitive local exchange carrier. Many of our competitors have already introduced products that include one or more of the features incorporated in our products. We expect that our competitors may attempt to replicate the technology of our products or employ competing technologies, if our products are commercially successful. Our risks include unforeseen design or engineering problems with our products and applications. These or other risks associated with new product and service development or introduction may occur. If they do occur, they could have an adverse effect on our financial condition and operating results.

If we do not develop a sufficient sales and marketing force, we may not be able to generate significant revenues or become profitable.


      Currently we have 175 full time and part time employees and we have not established distribution channels for our services and products. We may not be able to develop a sufficient sales force and marketing group. Our inability to develop a sufficient sales force and marketing group would have a negative effect on our business, results of operations and financial condition.


Government regulation and legal uncertainties could add additional costs to doing business on the Internet.

      There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

We face significant competition from Internet and telephone service providers and others.

      The Internet connectivity business is highly competitive, and there are no substantial barriers to entry. We believe that competition will intensify. Currently, our primary competitors include such companies as:

o national Internet service providers: Earthlink, PSINet, Inc., UUNET Technologies, Inc., and GTE;


o regional telecommunications providers: Verizon, The Internet Access Company or TIAC, and Winstar Communications, Inc.;

o     on-line service providers: America Online, Inc. and Microsoft Corp.;

o regional telephone companies and long distance companies: MCI Worldcom, Inc. and AT&T Corp.; and

o regional cable companies providing telephone and Internet services and wireless providers of such services.

      Many of our current and potential competitors have substantially greater human and financial resources, experience, and brand name recognition than we do, and may have significant competitive advantages through other lines of business and existing business relationships. Furthermore, additional major media and other companies with financial and other resources substantially greater than ours may introduce new Internet products and services that compete with the services and products we offer. Our future growth and profitability will depend, in part, upon consumer and commercial acceptance of our voice, data and Internet technology, and significant penetration of our related products and services. Our competitors may develop products or services that are superior to ours or achieve greater market acceptance than our products and services.

Our operations depend on our ability to maintain favorable relationships with third party suppliers.

        We depend on third-party suppliers for our access to the Internet through leased telecommunications lines, such as Verizon and MCI Worldcom, Inc./UUNET. Although we believe this access is available from several alternative suppliers, we may not be able to obtain substitute services from other providers at reasonable or comparable prices or in a timely manner. We are also dependent upon the regional telephone operating company, Verizon, to provide installations of circuits and to maintain those circuits. Substantial failure by any of these third parties to perform could negatively affect our business, results of operations, and financial condition.


The loss of the services of our chief executive officer, David R Paolo, could hurt our chances for success.

         We are dependent on the continued employment and performance of our executive officers and key employees, particularly of our CEO, David R. Paolo. The loss of Mr. Paolo, or his incapacity to perform his duties, would have a materially negative effect upon our activities and prospects. The loss of the services of any of our key employees or officers could adversely affect our business.

We face significant competition from Internet and telephone service providers and others.

      We compete with a wide range of service providers for each of the services that we provide. Virtually all markets for voice, high-speed access, and video services are extremely competitive, and we expect competition to intensify in the future. We often face significant competition from larger, better-financed Incumbent Local Exchange Carriers, national Digital Subscriber Line companies, and cable companies. We compete directly with providers, which have historically dominated their respective local telephone and cable television markets.


      Among the existing competitors, the Incumbent Local Exchange Carriers, cable providers and the Competitive Local Exchange Carriers provide the most direct competition in the delivery of connections for voice, high-speed access and video services. In each of our target markets, we face, and expect to continue to face, significant competition from Incumbent Local Exchange Carriers such as Verizon and SNET.


o   LEC, Voice Service Competition.

      With respect to local telephone services, we compete with the Local Exchange Carrier, Bell Atlantic, and alternative service providers including Competitive Local Exchange Carriers. With respect to long distance telephone services, we face, and expect to continue to face, significant competition from the Interexchange Carriers, including AT&T, Sprint and MCIWorldcom.

o   Internet/ISP Service Competition.

      The market for Internet access services is extremely competitive and highly fragmented. No significant barriers to entry exist, and accordingly competition in this market is expected to intensify. We may compete directly or indirectly with:

o  national and regional Internet Service Providers;
o  established online services;
o  computer software and technology companies;
o  national telecommunications companies;
o  Local Exchange Carriers;
o  cable operators; and
o  nonprofit or educational Internet Service Providers.

o  Bundled Long Distance Competition.

      Regional Bell Operating Companies are currently allowed to offer "incidental" long distance service in-region and to offer out-of-region long distance service. Once

Regional Bell Operating Companies are allowed to offer in-region long distance services, they may also be in a position to offer single source local and long distance service similar to that offered by us and proposed by established Interexchange Carriers: AT&T, MCIWorldcom and Sprint.

o  Our Anticipated Video Competition.

      Our anticipated video service businesses will compete with wireline cable companies in their respective service areas. In particular, our networks will compete for cable subscribers with the major wireline cable operators, since cable television systems generally operate pursuant to franchises granted on a non-exclusive basis. All of our intended video services may face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment sources. Some of these sources include off-air television broadcast programming, newspapers, movie theaters, live sporting events, interactive online computer services and home video products, including videotape cassette recorders. We may also compete with Local Exchange Carriers and others which currently provide a variety of video services directly to subscribers within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission facilities.

      Many of our current and potential competitors have substantially greater human and financial resources, experience, and brand name recognition than we do, and may have significant competitive advantages through other lines of business and existing business relationships. Potential competitors capable of offering private line and special access services also include other smaller long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. Our competitors may develop products or services that are superior to ours or achieve greater market acceptance than our products and services.

Our operations depend on our ability to maintain favorable relationships with third party suppliers.


      We depend on third-party suppliers for our access to the Internet through leased telecommunications lines, such as Bell Atlantic Corp. and MCI Worldcom, Inc./UUNET. Although we believe this access is available from several alternative suppliers, we may not be able to obtain substitute services from other providers at reasonable or comparable prices or in a timely manner. We are also dependent upon the regional telephone operating company, Verizon, to provide installations of circuits and to maintain those circuits. Substantial failure by any of these third parties to perform could negatively affect our business, results of operations, and financial condition.

Our management has substantial control over us and investors in this offering may have no effective voice in our management.


      Our directors and executive officers will own approximately 31% of the then outstanding shares of our common stock as of December 3, 2000. Accordingly, these shareholders will possess substantial control over our operations. This control may allow them to amend corporate filings, elect a majority of our board of directors, and substantially control all matters requiring approval by our shareholders, including approval of significant corporate transactions. Management will also have the ability to delay or prevent a change in our control and to discourage a potential acquirer for us or our securities. If you purchase our common stock, you may have no effective voice in our management.


Unless we maintain a public market for our securities, you may not be able to sell your shares.

      Failure to maintain an active trading market on the Nasdaq National Market by us could negatively affect the price of our securities, as well as affect your ability to sell your shares.

Shares released from lock-up on April 22, 2000.

      Certain of our shareholders and warrant holders, agreed to not directly or indirectly, offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose of any of our shares for a period of twelve months after April 22, 1999. On April 22, 2000, all of our shares under lock-up were released.
If our shareholders' subject to the lock-up sell their shares into the market, such sales could have a negative effect on the market price of our common stock and will dilute your holdings in our common stock. Additionally, dilution or the potential for dilution could materially impair our ability to raise capital through the future sale of equity securities.

                 Disclosure Regarding Forward-Looking Statements

      The discussion in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "estimate," "project," "intend," and similar expressions which we have used to identify these statements as forward- looking statements. These statements appear throughout this prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to the operations of Log On American, Inc., or related industry developments. You are cautioned that any such forward-looking statements do not guarantee future performance and involve risks and uncertainties, and that actual results could differ materially from those discussed here, including "Risk Factors," and in the documents incorporated by reference in this prospectus.

                                 Dividend Policy

We have not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future.

                              Selling Stockholders

      The following table sets forth the number of shares of our common stock owned by each of our selling stockholders as of the date of this prospectus and the shares of common stock issuable under certain warrants.

The third column lists, for each selling stockholder, each selling stockholder's portion, based on its ownership of the 468,333 shares of common stock and the 200,000 shares issuable under warrants, which in the aggregate consists of 668,333 shares of common stock being offered by this prospectus.

      For purposes of estimating the number of shares of common stock to be registered for resale by this prospectus, we included:(i) 468,333 shares of our common stock; and (ii) 200,000 shares issuable under warrants. The fourth column assume the sale of all of the shares offered by each selling stockholder.


        To our knowledge, none of the selling stockholders has had any position with, held any office of, or had any other material relationship with us except for Stephen Gilbert an officer of ours.


      The information is based on information provided by or on behalf of the selling stockholders, the selling stockholders may offer all, some or none of their shares of our common stock.


      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage calculations are based upon 8,795,704 shares of our common stock outstanding as of December 8, 2000.

                                 Beneficial     Number of
                                 Ownership of     Shares        Percent of
                                 Securities     Registered      Outstanding
                                 Prior to           for         Shares Owned
                                 Offering       Sale Hereby    After Offering
                                 ------------   -----------    ---------------

Name of Selling                  Common           Common              Common
Stockholder                      Stock            Stock               Stock
-----------                      -----            -----               -----
Gary Seekins                    136,133          136,133               -0-

Philip Freed                    136,133          136,133               -0-

Stephen J. Gilbert              222,411          222,411               -0-

Thomas E. Millitzer              10,000           10,000               -0-

Kevin E. Grinies                  1,500            1,500               -0-

Karen Searle                        500              500               -0-

Prime Investors, LLC             10,000           10,000               -0-

Casale Caliri & Jaroma, LLC      25,000           25,000               -0-

Dirks & Co.                     139,575          139,575               -0-

Jessy Dirks                      35,000           35,000               -0-

Ronald Heineman                  25,425           25,425               -0-

                            Description of Securities

      The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our certificate of incorporation and by-laws, as amended, copies of which have been filed with our registration statement of which this prospectus forms a part.


      Our authorized capital stock consists of: (i) 125,000,000 shares of common stock, $.01 par value; and (ii) 15,000,000 shares of a new class of preferred stock, 35,000 shares of which are designated as series A convertible preferred. As of December 8, 2000, 8,795,704 shares of common stock were issued and outstanding, and 15,000 shares of the series A preferred stock were issued and outstanding. As of this date, there were 132 record holders of our common stock, and four record holders of our preferred stock.


Common Stock.

      Shares of our common stock are entitled to one vote per share, either in person or by proxy, on all matters that may be voted upon by the owners of our shares at meetings of our shareholders. There is no provision for cumulative voting with respect to the election of directors by the holders of common stock. Therefore, the holders of more than 50% of our shares of outstanding common stock can, if they choose to do so, elect all of our directors. In this event, the holders of the remaining shares of common stock will not be able to elect any directors.

      The holders of common stock:

o have equal rights to dividends from funds legally available therefore, when and if declared by our board of directors;

o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and

o do not have preemptive rights, conversion rights, or redemption of sinking fund provisions.

      The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Series A Preferred Stock.


      Under our certificate of incorporation, as amended, our board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 15,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the shareholders. The terms of the series A preferred stock are complex and are only briefly summarized in this prospectus. To obtain further information concerning the rights, preferences and terms of the series A preferred stock, please refer to the full description contained in our current reports on Form 8-K and exhibits filed with the Securities Exchange Commission on February 28, 2000 (File No. 000-25761).

      Pursuant to the terms of the Securities Purchase Agreement, dated as of February 23, 2000, by and among us and certain of the selling stockholders, we issued series A preferred stock in the aggregate principal amount of $15,000,000. A copy of the Securities Purchase Agreement is attached as an exhibit to our Form 8-K filed on February 28, 2000, and incorporated by reference.



                                 Use of Proceeds

      We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

                              Plan of Distribution

      The shares of our common stock offered by this prospectus may be sold from time to time by the selling stockholders, to purchasers directly by them in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sales.

      Each of the selling stockholders, may from time to time offer shares of our common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholder and the purchasers of the shares for whom they may act as agent. Each of the selling stockholders will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling stockholders, from the sale of the shares of our common stock offered by them will be the purchase price of such shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents, from time to time to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Alternatively, the selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers.

      From time to time, the selling stockholders may transfer, pledge, donate or assign shares of our common stock to lenders or others, and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of our common stock will decrease as and when they take such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders under this prospectus and may sell their shares in the same manner as the selling stockholders.

      A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with such selling stockholder, including in connection with distribution of the shares of our common stock by such broker-dealers. In addition, a selling stockholder may, from time to time, sell short the shares of our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered may be used to cover such short sales. The selling stockholders may also enter into option swap or other derivative or similar transactions with broker-dealers that involve the delivery of the shares of our common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

      The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of our common stock offered by this prospectus may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the shares of our common stock described in this prospectus, and any selling stockholder may transfer, devise or gift such securities by other means not described in this prospectus.

      If necessary, the specific shares of our common stock to be sold in this prospectus, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We will pay substantially all of the expenses incurred by the selling stockholders and us incident to the offering and sale of the shares of our common stock, excluding any underwriting discounts or commissions.

                          Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Co., 2 Broadway, New York, New York 10004.

                                  Legal Matters

      The legality of the common stock offered in this prospectus has been passed upon for us by Silverman, Collura & Chernis, P.C., 381 Park Avenue South, Suite 1601, New York, New York 10016.

                                     Experts

      The consolidated financial statements of Log On America, Inc. appearing in Log On America, Inc.'s Annual Report (Form 10-KSB) at December 31, 1999 and for the year then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1998, and for the year then ended, by Tauber & Balser, P.C., independent auditors, as set forth in their respective reports incorporated by reference and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                       Documents Incorporated by Reference

      The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 14, or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders, sell all of their shares included in this prospectus.

1. The description of our common stock included in our registration statement on Form 8-A, filed with the SEC on April 13, 1999, and all amendments or reports filed for the purpose of updating such description (File
      No. 000-25761);

2. our annual report on Form 10-KSB, filed with the SEC on March 30, 2000, for the fiscal year ended December 31, 1999 (File No. 000-25761);

3. our quarterly report on Form 10-QSB filed with the SEC on May 15, 2000, for the fiscal quarter ended March 31, 2000;

4. our quarterly report on Form 10-QSB filed with the Commission on August 14, 2000, for the fiscal quarter ended, June 30, 2000;


5. our quarterly report on Form 10-QSB filed with the Commission on November 20, 2000, for the fiscal quarter ended, September 30, 2000.

6. our report on Form 8-K filed with the SEC on June 17, 1999, for the event of June 14, 1999 (File No. 000-25761);

7. our report on Form 8-K filed with the SEC on August 12, 1999, for the event of August 3, 1999 (File No. 000-25761);

8. our report on Form 8-K filed with the SEC on December 16, 1999, for the event of December 10, 1999 (File No. 000-25761);

9. our report on Form 8-K filed with the SEC on February 28, 2000, for the event of February 23, 2000 (File No. 000-25761);

10. our proxy and information statement, as amended, filed with the SEC on May 3, 2000 (File No. 000-25761);

11. our current report on Form 8-K filed with the SEC on August 21, 2000, for the event of August 18, 2000 (File No. 000-25761);

12. our registration statement on Form SB-2, filed with the SEC on April 23, 1999, and all amendments or reports filed for the purpose of updating such description (Registration No. 333-70307); and

13. all other reports filed by us with the Commission since December 31, 1999, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.


      All documents filed by the us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document or incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. All information in this registration statement is qualified in its entirety by the information and financial statements (including the preferred stock thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

              Disclosure of Commission Position on Indemnification
                         for Securities Act Liabilities

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against these liabilities, other than our payment of expense incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of these issues.

================================================================================

================================================================================

No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this prospectus is current only as of this date



                                TABLE OF CONTENTS

Page


Where you can find more information about Log On...........................5
Summary....................................................................6
Risk Factors...............................................................8
Selling Stockholders......................................................18
Description of Securities.................................................21
Plan of Distribution......................................................23
Transfer Agent............................................................24
Legal Matters.............................................................24
Experts...................................................................25
Disclosure of Commission Position.........................................26
                              --------------------
================================================================================


================================================================================


668,333 SHARES OF
COMMON STOCK


                              LOG ON AMERICA, INC.



                                 ---------------

                                   PROSPECTUS

                                 ---------------


                                       ,    , 2000
                              ---------  ---



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.


         SEC Registration Fee                                  $  1,592.69

         Printing                                              $  5,000*
         Legal Fees and Expenses                               $ 30,000*
         Accounting Fees and Expenses                          $  4,000*
         Miscellaneous Expenses (including travel
          and promotional expenses)                            $  1,000*

                  TOTAL                                        $ 40,592.69*

         *Estimated

      The Selling Stockholders will not pay any portion of the foregoing expenses of issuance and distribution.

Item 15. Indemnification of Directors and Officers.

      Our certificate of incorporation, as amended, and bylaws, as amended, limit the liability of directors and officers to the maximum extent permitted by Delaware law. We will indemnify any person who was or is a party, or is threatened to be made a party to, an action, suit or proceeding, whether civil, criminal, administrative or investigative, if that person is or was a director, officer, employee or agent of us or serves or served any other enterprise at our request.

      In addition, our certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of the director's fiduciary duty. The certificate does not eliminate or limit the liability of a director for any of the following reasons:

o   breach of the directors' duty of loyalty to us or our stockholders;

o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

o   the unlawful payment of a dividend or unlawful stock purchase or redemption;
    and

o any transaction from which the director derives an improper personal benefit.

      We have purchased directors' and officers' insurance in the amount of $5,000,000. This insurance insures directors against any liability arising out of the director's status as our director, regardless of whether we have the power to indemnify the director against the liability under applicable law.

      We have been advised that it is the position of the Commission that insofar as the indemnification provisions referenced above may be invoked to disclaim liability for damages arising under the Securities Act, these provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

      There is no litigation pending, and neither the registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

Item 16. Exhibits and Financial Statement Schedule


       (a) The following exhibits unless noted otherwise were filed with the initial filing of this Form S-3:

Exhibit
Number                                      Description
------                                      -----------

3.1 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, as filed with the Delaware Secretary of State on February 23, 2000 (incorporated by reference to our Form 8-K, dated February 23, 2000 (File No. 000-25761)).

4.1 Specimen certificate representing registrant's common stock (incorporated by reference to our registration statement on Form SB-2 (Registration No. 333-70307).

4.2 Representatives Warrant Agreement (incorporated by reference to our registration statement on Form SB-2 (Registration No. 333-70307)).

4.3*     Form of Warrant to Dirks & Co.

4.4*     Form of Warrant to Jessy Dirks.

4.5*     Form of Warrant to Ronald Heineman.

4.6 Registration Rights Agreement, dated as of February 23, 2000, by and among the registrant and certain buyers (incorporated by reference to our Form 8-K, dated February 23, 2000 (File No. 000-25761).

4.7 Securities Purchase Agreement, dated as of February 28, 2000, by and among the registrant and certain buyers (incorporated by reference to our Form 8-K, dated February 23, 2000 (File No. 000-25761).

5.1*     Opinion of Silverman, Collura & Chernis, P.C.

23.1***  Consent of Ernst & Young LLP

23.2***  Consent of Tauber & Balser, P.C.

23.3*    Consent of Silverman, Collura & Chernis, P.C. (incorporated in Ex 5.1).


24.1     Power of Attorney, see signature page as in initial filing.

   *     Filed with Amendment No. 4
  **     Filed with Amendment No. 5
 ***     Filed with this Amendment No. 6

         Exhibit No.                Description
         -----------                -----------

         b.       Financial Statement Schedules.

         All schedules are omitted from this registration statement because they are not required or the required information is included in the consolidated financial statement or the notes thereto.

Item 17. Undertakings.

         (a) Rule 415 Offerings.

         The undersigned issuer hereby undertakes that it will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                         (iii) Includes any additional or changed material information on the plan of distribution.

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Request for acceleration of effective date.

                  (1) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

                  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form S-3 Amendment No. 5 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on December 20, 2000.



                                       LOG ON AMERICA, INC.


                                   By: \s\ David R. Paolo
                                       -------------------------
                                       David R. Paolo, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURES                           TITLES                               DATE
----------                           ------                               ----

\s\ David R. Paolo
------------------------
David R. Paolo            President, CEO, and Chairman        December 20, 2000


          *
------------------------  Executive Vice President,
Raymond E. Paolo          Secretary, Director                 December 20, 2000


          *
------------------------
Kenneth M. Cornell        Chief Financial Officer, Treasurer
                          and Director                        December 20, 2000


          *
------------------------
Charles F. Cleary         Chief Operating Officer, Director   December 20, 2000


          *
------------------------
Shastri Divakaruni        Director                            December 20, 2000


          *
------------------------
David M. Robert           Director                            December 20, 2000


          *
------------------------
Robert Annunziata         Director                            December 20, 2000

* By: \s\ David R. Paolo
      ------------------
      David R. Paolo
      Attorney-in-fact